EXEUTION VERSION

Exhibit 4.10

THIS AMENDED AND RESTATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO AMYLIN, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED PROMISSORY NOTE

$165,000,000	San Diego, California
November7, 2011

AMYLIN PHARMACEUTICALS , INC., a Delaware corporation (“Amylin”), for value received, hereby promises to pay to the order of ELI LILLY AND COMPANY, an Indiana corporation (“Lilly”), in lawful money of the United States of America, the principal amount of $165,000,000, together with interest as provided for below, payable on the dates, in the amounts and in the manner set forth below.

1. Loan Agreement. This Amended and Restated Promissory Note (this “Note”) is the Note referred to in that certain Amended and Restated Loan Agreement, dated as of November 7, 2011, by and between Amylin and Lilly (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein without definitions shall have the meanings given to such terms in the Loan Agreement.

2. Principal Payments. Subject to the terms and conditions of the Loan Agreement, the total outstanding balance of all Indebtedness shall be due and payable in accordance with the terms of the Loan Agreement.

3. Interest. The outstanding Indebtedness shall accrue interest at the rate or rates per annum set forth in the Loan Agreement.

4. Payment on Non-Business Day. In the event that any payment of principal, interest, fees or any other amounts payable by Amylin under or pursuant to this Note shall become due on any day which is not a Business Day, such due date shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable at the applicable rate for and during any such extension.

5. Default. Upon the occurrence of an Event of Default under the Loan Agreement or any of the other Loan Documents, all unpaid principal, accrued interest and other amounts owing hereunder shall become immediately due and payable as provided in the Loan Agreement, the other Loan Documents and applicable law.

6. Waivers. Amylin hereby waives presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices, and Amylin agrees that no extension or indulgence to Amylin or the release or substitution of Amylin, whether with or without notice, shall affect the obligations of Amylin. The right to plead any and all statutes of limitation as a defense to any demands hereunder is hereby waived by Amylin to the full extent permitted by law. In addition, Amylin waives all defenses or rights to discharge available to it and waives all other suretyship defenses or rights to discharge.

7. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of laws principles that might otherwise refer construction or interpretation of this Note to the substantive law of another jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, Amylin has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

AMYLIN:	AMYLIN PHARMACEUTICALS, INC.

/s/ Daniel M. Bradbury
	By:	Daniel M. Bradbury
	Its:	President and CEO

[CORPORATE SEAL]

[Signature Page – Amended and Restated Promissory Note]